Exhibit 99.2

PARTICIPANTS

Corporate Participants

Jack Jancin – Senior Vice President-Corporate Business Development, Helen of Troy Limited

Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Limited

Brian L. Grass – Chief Financial Officer, Helen of Troy Limited

Other Participants

Lee Jagoda – Analyst, CJS Securities, Inc.

Jason M. Gere – Analyst, KeyBanc Capital Markets, Inc.

Christopher M. Carey – Analyst, Bank of America Merrill Lynch

Frank Camma – Analyst, Sidoti & Co. LLC

Steven L. Marotta – Analyst, C.L. King & Associates, Inc.

MANAGEMENT DISCUSSION SECTION

Operator:  Good day and welcome to the Helen of Troy Second Quarter 2018 Earnings Call. Today’s conference is being recorded. At this time, I’d like to turn the conference over to Jack Jancin, Senior Vice President, Corporate Business Development. You may begin.

Jack Jancin, Senior Vice President-Corporate Business Development, Helen of Troy Limited

Thank you, operator. Good afternoon, everyone, and welcome to Helen of Troy’s second quarter fiscal 2018 earnings conference call. The agenda for today’s call is as follows. I’ll begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company’s CEO, will comment on the financial performance of the quarter and specific progress on our strategic initiatives. Then, Mr. Brian Grass, the company’s CFO, will review the financials in more detail and comment on the company’s outlook for fiscal 2018. Following this, Mr. Mininberg and Mr. Grass will take questions you have for us today.

This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects and other words similar are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the call over to Mr. Mininberg, I’d like to inform all interested parties that a copy of today’s earnings release has been posted to the company’s website at www.hotus.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company’s homepage and then the News tab.

I will now turn the conference call over to Mr. Mininberg.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy  Limited

Thank you, Jack, and good afternoon, everyone. Thanks for joining us on our call today. Before discussing our business, I’d like to say how proud I am of the more than 1,600 Helen of Troy people around the world, who have stepped up so impressively to the tremendous challenges from the recent series of hard-hitting natural disasters; hurricanes in the U.S. and the Caribbean, typhoons in Asia, earthquakes in Mexico and wildfires in the Western United States, all big and one right after another.

Our hearts go out to the people and communities impacted in the U.S., as well as in the Caribbean, Mexico and Asia. Helen of Troy was very fortunate that all of our employees and their families are safe and our facilities came through with relatively minor damage. In Asia, many of our employees acted swiftly and selflessly to take care of our employees and their families and secure our operations in Macau and Shenzhen.

These unsung heroes minimized business disruption following Typhoon Hato, which was a direct hit on Macau and struck at the very end of the second quarter. We deeply value and respect the way our Helen of Troy family all over the world has come together, including in times of hardship, and have contributed their time and resources generously to other parts and others as part of the broader relief efforts.

Now, moving on to our business discussion, we achieved good results in the second quarter and in the first half of the fiscal year. Our second quarter performance was highlighted by a 2.8% increase in total sales and an increase in adjusted diluted earnings per share of 26%. Sales growth was driven primarily by new product introductions, online customer growth, incremental distribution and growth in international sales. Our leadership brands grew 5.9% and online sales grew 17.9%. The healthy top line growth was coupled with disciplined incremental investment spending, operating efficiency within our business units and across our shared services platforms, as well as lower tax expense to drive this performance.

For the first half, sales have grown 3.1%. Sales to the online channel increased 23%, representing 14.6% of our total fiscal year-to-date sales. Leadership brand sales are up 7.9% year-to-date, with most of the ones we track growing share, the rest holding. Adjusted diluted earnings per share grew 17% for the first half of the fiscal year.

I’ll go into further detail on segment performance shortly, touching here just on the highlights. The quarter was again led by our Housewares segment, which grew sales 8.3%, followed by 2.4% growth in Health & Home. Beauty sales were flat versus last year, as continued progress in appliances offset declines in personal care. Beauty operating margin improved, driven by lower marketing and advertising spend, a higher margin sales mix and operating efficiency. While the rate of sales decline moderated for our Nutritional Supplements segment, down 5.6% for the quarter, we are not satisfied with the segment’s performance despite continued progress on key indicators. We, therefore, continue to focus on improving this business, while pursuing strategic alternatives in parallel.

Changes in the Nutritional Supplements segment are part of a broader restructuring plan we are announcing today. We call it Project Refuel. The initiative will also encompass our Beauty segment and will focus on rightsizing the resources we have allocated to both Beauty and Nutritional Supplements and improving the return on our chosen investments. This new structure is intended to advance our transformation strategy by executing more efficiently and with greater excellence. Our CFO, Brian Grass, will discuss this in more detail shortly.

Stepping back, I remain confident about our business and the choices we are making to position our company for continued long-term profitable growth. We are producing attractive returns from our strategic focus on product innovation, increased operating efficiencies in all corners of the company, and disciplined investments in our leadership brands and our shared services.

For the year in total, we are reiterating our adjusted diluted EPS outlook despite the expectation of challenging conditions in the second half of the year. We now expect net sales revenue in the range of $1.56 billion to $1.585 billion, which reflects the substantial and continued uncertainty in the retail environment leading to changes in customer order patterns, much of which is driven by the impact of sweeping changes in consumer shopping preferences.

Now, I’d like to comment in more detail on our progress in the second quarter, as we continue to make progress executing our strategic initiatives. During the quarter, we continued to focus our resources and strengthen investments around our leadership brands as part of our strategy to invest in our core. As a reminder, these brands are market leaders that now represent approximately 70% of our sales and a larger percentage of our profits. They demonstrate the greatest potential to win through consumer-centric insights, design, innovation, digital marketing, e-commerce and superior branding. They include Braun, Honeywell, PUR, Vicks, OXO, Hydro Flask and Hot Tools.

These investments continue to produce results. In Health & Home, our largest and most global business, we continue to make solid gains both online and in-store. During the second quarter, the business grew year-over-year in key categories including air purification, pharmacy humidification, heaters, water purification and thermometers. Notably, on PUR water filtration, we continue to grow at retail, as water quality remains top-of-mind with consumers. Third-party syndicated data through August confirms PUR continues to grow market share in pitchers, in filter replacements, as well as in our market-leading faucet mounts.

Sales of our market-leading Braun ear thermometers continue to advance globally. The professional, retail and online channels delivered solid Braun sales performance in devices, and in particular, with our consumable thermometer probe covers in both Europe and the Asian markets. Braun thermometers continue to grow in the China online channel, delivering excellent second quarter results on top of earlier gains.

In Housewares, we enjoyed a solid quarter with sales growth spread across many key business categories and geographies. Online sales continued to grow, and we are also seeing nice POS or point-of-sale performance gains in many of the key top brick-and-mortar customers. We are pleased to note OXO again experienced excellent progress internationally, driven by in-store and online sales gains. Hydro Flask continues to add to its number one market share position in insulated beverage bottles and increased its presence beyond bottles toward our long-term vision of expanding the footprint of this leading outdoor lifestyle brand.

Not only did Hydro Flask sales see strong growth in the first half of fiscal 2018, but third-party outdoor syndicated sell-through data shows that the brand grew share in the sport and outdoor channel on a 13-week, 26-week and 52-week basis through the most recent read in August. As a reminder, this external data only covers approximately one-quarter of Hydro Flask’s retail sales distribution over the last six months. It does not cover sales in key channels for Hydro Flask such as online, both third-party and direct, natural foods, international, grocery and coffee. Hydro Flask grew sales in nearly all of these channels over the past six months.

International expansion for Hydro Flask is making progress in Northern Europe, and we are also pleased with the progress building distribution in the Asia-Pacific region, where we see similar surf and outdoor lifestyles. The insulated beverage bottles segment, one of several vectors in which Hydro Flask competes, has long been on trend. This has led to the business doubling in each of the past three years and substantial annual category growth.

Off that higher base, we are seeing moderation in Hydro Flask’s growth rate. But nevertheless, we believe Hydro Flask has healthy opportunities to grow not only in beverage bottles but through new adjacencies, as we broaden its outdoor lifestyle brand presence. For example, during the summer, at both European and U.S. outdoor trade shows, we unveiled our new Hydro Flask Unbound Series of soft coolers with highly distinctive designs and features. These will be in store in early 2018.

The new soft coolers have already been recognized with seven different new product awards that include highly prestigious and influential recognitions such as Outside Magazine’s Gear of the Show Award and European OutDoor INDUSTRY AWARD for 2017 within the category for backpacks, bags and travel luggage. As it evolves beyond beverage bottles, Hydro Flask has been growing its new product development and consumer-centric innovation capabilities.

It has also been working on extending the existing Hydro Flask equity to bring quality, performance, design and sustainability to new users who want to live the Hydro Flask motto of living life refreshed in advanced and adjacent categories. With Hydro Flask and OXO together in our Housewares segment, OXO’s proven track record in expanding into adjacencies beyond its original core of kitchen gadgets should prove very helpful. We also see additional opportunities to expand Hydro Flask within our existing channels such as action sports like surf and skate retailers, and in collegiate, collegiate bookstores, et cetera.

In Beauty, we continue to see progress in appliances with more consistent profitable growth in both professional and retail in recent quarters. The strength is coming primarily from new product innovations and a significant focus on growing the online sales channels. Retail appliances also continued to grow market share. The progress on appliances has been sufficient to offset declines in personal care. Overall, the Beauty segment delivered operating margin improvement in the second quarter.

To drive more sustainable improvement, we are very pleased to announce that Ron Anderskow has joined Helen of Troy as President for our Global Beauty Business Unit. He will report directly to me and be based out of our U.S. headquarters in El Paso. He will continue to sharpen fundamentals such as sales, marketing, new product innovation, branding, quality and digital acceleration, as well as our culture and organizational capability. Ron’s experience spans more than 30 years, over 20 in beauty, where he has a strong track record of results across a wide range of businesses, geographies, categories and organizations, including roles in the retail and professional markets both in the U.S. and internationally.

Most recently, he was Global General Manager for the OPI Nail Care Business at Coty, following a long career with Procter & Gamble. In these leadership roles, Ron had P&L and organizational leadership responsibility including sales, marketing, product development, finance and other functions key to a general manager. During his 29 years at P&G, he worked his way up to the Senior Vice President level through an impressive range of retail and professional sales roles. Ron will play a key role in implementing the changes in Beauty as part of the broader restructuring plan we announced today.

Looking more closely at the business, our Hot Tools leadership brand in professional appliances delivered a solid second quarter. It is growing, and our new product and brand building investments continue to convert stylists and their clients into long-term loyal customers. As previously shared, we have been expanding Hot Tools internationally with a focus on EMEA and continue to launch more innovation in both the U.S. and Europe.

During the second quarter, we launched several new margin accretive items, including our new Hot Tools Black Gold line with premium features. The new line is just arriving in the professional channel. In addition, our award-winning Hot Tools CurlBar is now available in a new CURLBAR SET that also just began shipping toward the end of the second quarter. It includes four interchangeable barrels, allowing hairstylists many curl options all in one tool that has superior design, superior economics and superior features.

Elsewhere within our Beauty portfolio, our retail appliances also performed well in the second quarter. Notably, our digital efforts, particularly on dryers, are gaining traction and are delivering strong growth in e-commerce. New products for Revlon are being well received at key accounts and are just beginning to arrive in market. Initial positive online consumer reviews confirm our premarket testing as they begin to sell through.

A strong pipeline of innovation remains our key focus in Beauty to drive market share. Syndicated data shows that during the last 13 weeks and 26 weeks, we grew market share in the U.S. retail appliances category. Helen of Troy further expanded its number two position and grew share for all three brands, Revlon, Bed Head and Pro Beauty Tools. New items are planned across our hair dryers, straighteners and curling irons for both retail consumers and professional stylists at attractive margins.

Now, moving on to Nutritional Supplements, as I mentioned, quarterly revenue was down 5.6% year-over-year, and as described in this morning’s press release, we recorded an $18 million pre-tax non-cash asset impairment charge in the segment. Project Refuel is part of the work we are doing to improve the performance of this segment.

Before passing the call over to Brian to discuss our financials in more detail, I’d like to touch upon some of the additional progress we have made in the strategically critical area of shared services. During the second quarter, we successfully completed Phase 1 of our warehouse automation project. It has produced excellent year-over-year improvements in labor efficiency metrics and cost reductions in our fulfillment center.

Other operational efficiencies in our distribution facilities are also delivering excellent performance improvements year-over-year. Our Phase 2 automation implementation is already underway and expected to furnish further improvements in performance, quality and savings. Attacking waste is an ever-growing and high visibility competency at Helen of Troy both in our business units and within our shared services teams. Our efforts here are yielding benefits such as increased efficiency and significant freight savings on a year-over-year basis. A recent example of new efficiencies is coming from our new transportation management system.

And lastly, as always, we are diligently focused on maintaining a strong balance sheet. With our low leverage, we are in a good position to deploy capital towards accretive acquisitions or opportunistic share repurchases in order to create shareholder value. We are also focused on further improving inventory management to accelerate our already strong cash flow.

With that, I will now turn the call over to Brian.

Brian L. Grass, Chief Financial Officer, Helen of Troy Limited

Thank you, Julien. Good afternoon, everyone. We are pleased to report an increase in adjusted diluted EPS of 26% in the second quarter, driven by solid growth in consolidated sales revenue, disciplined spending, greater operating efficiency, a lower adjusted effective tax rate and lower diluted shares outstanding. We achieved this growth even as we made incremental year-over-year investments behind our leadership brands through increased promotion, marketing, advertising and new product development.

Before I discuss the quarter in more detail, I would like to make some comments on the restructuring plan that we announced this afternoon. We’re initiating Project Refuel in an effort to enhance the performance of the Beauty and Nutritional Supplements segments. Refuel will entail a restructuring and a realignment of costs intended to right-size the organizations and improve the return on investments that are chosen.

We are targeting annualized pre-tax savings of $10 million once the plan is substantially implemented. We expect to begin restructuring and realignment activities in the third and fourth quarters of fiscal 2018 and to complete the plan within 18 months. Subject to adjustments we may consider as we implement the plan, we expect the timing of activities to result in a high concentration of annualized savings to be realized in fiscal year 2019.

Approximately 75% to 85% of the savings is expected to benefit the Beauty segment and the remaining 15% to 25% is expected to benefit the Nutritional Supplements segment. Within the Beauty segment, we expect the activities and savings to be heavily weighted towards the personal care business. The company expects to incur pre-tax restructuring charges related to the plan in the range of $4 million to $6 million over the course of the implementation period.

Now, turning to a review of the quarter, consolidated sales revenue was $378.5 million for the quarter, a 2.8% increase over the prior year period, driven by an increase in our core business of 2.7% and a small benefit from foreign currency. Although foreign currency improved significantly toward the end of the quarter, the weighted average impact of currency during the quarter was essentially neutral compared to the same quarter last year.

As Julien mentioned, the increase in our core business sales revenue includes the contribution from new product introductions, online customer growth, incremental distribution and growth in international sales. This was partially offset by a drag of 0.5% from the Nutritional Supplements segment and a 0.6% drag from the personal care category within Beauty, as well as the impact of lower store traffic and soft consumer spending at brick-and-mortar retail and other parts of our business.

Sales growth in the online channel continued to be strong and increased approximately 17.9% in the second quarter, comprising over 15% of our consolidated net sales. Contributing to the net sales growth was an increase in net sales for our leadership brands of 5.9%. Our leadership brands represented approximately 70.4% of our consolidated net sales for the quarter, compared to approximately 68.4% for the same period last year.

Housewares core net sales increased 8.3%, driven by an increase in online channel sales, incremental distribution with existing customers, expanded international and U.S. distribution and new product introductions for both Hydro Flask and OXO brands. Segment net sales were negatively impacted by the unfavorable impact of lower store traffic and soft consumer spending at brick-and-mortar retail and slower growth in the Outdoor sector. Net foreign currency fluctuations were not meaningful.

Health & Home net sales increased 2.4%, driven by growth in online channel sales, strong sales in certain seasonal categories, incremental distribution with existing customers, new product introductions and growth in international sales. Segment net sales also benefited from the favorable impact of net foreign currency fluctuations of approximately $0.3 million or 0.3%. Segment sales growth was partially offset by lower club sales and lower royalty revenue.

Beauty net sales were unchanged at $84.6 million. Solid growth in both retail and professional appliance sales, particularly to online retail customers, was offset by a decline in the personal care category due primarily to competitive conditions. Segment net sales benefited from the favorable impact of currency fluctuations of approximately $0.2 million or 0.2%. We are pleased to show growth in the appliances business. Although we expect the second half of the year to be below the year-to-date run rate, we still expect to be within our original guidance range for the full fiscal year for the Beauty segment.

Nutritional Supplements net sales decreased 5.6%. While we did see continued improvement in direct mail and third-party retail sales, this was more than offset by a decline in auto-delivery revenue resulting primarily from the transition to new order management and customer relationship management systems.

Consolidated gross profit margin was 44.4%, compared to 44.3% for the same period last year. The 0.1 percentage point increase is primarily due to favorable product mix and growth in our leadership brands, partially offset by higher overall promotional spending with customers and the unfavorable impact that the revenue decline in Nutritional Supplements had on consolidated gross profit margin.

SG&A was 34.3% of net sales compared to 34.1% for the same period last year. The 0.2 percentage point increase is primarily due to a $3.6 million charge related to the bankruptcy of Toys “R” Us, higher product liability expense and higher overall marketing, advertising and new product development expense in support of our leadership brands. These factors were partially offset by lower license royalty expense, lower incentive compensation expense, a decrease in amortization expense, improved distribution and logistics efficiency, and lower outbound freight expense.

During the second quarter of fiscal 2018, we performed additional impairment testing in the Nutritional Supplements segment due to revised financial projection. As a result, we recorded pre-tax asset impairment charges of $18.1 million with no comparable charges in the same period last year. Future circumstances attributable to the strategic change in the segment could result in additional charges or losses. For example, if we determine that a divestiture is the probable outcome of our strategic review, we would expect to perform additional impairment tests with updated assumptions.

GAAP operating income was $20.1 million or 5.3% of net sales and includes pre-tax non-cash impairment charges of $18.1 million and a $3.6 million charge related to the Toys “R” Us bankruptcy, with no comparable charges in the same period last year. These items unfavorably impacted the year-over-year comparison of operating margin by 5.8 percentage points.

Non-GAAP adjusted operating income was $51.5 million, or 13.6% of net sales, compared to $47.9 million, or 13% of net sales. The 0.6 percentage point increase primarily reflects the higher mix of leadership brands sales at a higher operating margin, lower license royalty expense, a decrease in incentive compensation expense, lower amortization expense, improved distribution and logistics efficiency and lower outbound freight costs. These factors were partially offset by lower operating leverage in the Nutritional Supplements segment, higher product liability expense, and higher marketing, advertising, and new product development expense in support of our leadership brands.

Housewares adjusted operating margin decreased 1.6 percentage points, primarily due to higher marketing, advertising and new product development expense, partially offset by lower incentive compensation expense and the impact of increased operating leverage from net sales growth.

Health & Home adjusted operating margin decreased 0.1 percentage point, reflecting an increase in marketing, advertising and new product development expense, lower royalty income, and an increase in product liability expense. These factors were partially offset by improved distribution and logistics efficiency and lower outbound freight, increased operating leverage from net sales growth, lower legal fee expense and lower royalty expense.

Beauty adjusted operating margin increased 4.5 percentage points, reflecting the favorable impact of new product introductions in the appliance category, lower personnel expense, lower media advertising expense, improved distribution and logistics efficiency and lower outbound freight costs. These factors were partially offset by the net sales decline in the personal care category and its unfavorable impact on sales mix and operating leverage.

Nutritional Supplements adjusted operating loss was $0.1 million compared to adjusted operating income of $0.7 million in the same period last year. The decrease in adjusted operating income is primarily due to the net sales decline and its unfavorable impact on operating leverage, and higher promotion, advertising and customer acquisition costs. These factors were partially offset by lower royalty expense and lower incentive compensation expense. While we continue to pursue other strategic alternatives for this segment, we have initiated Project Refuel in an effort to improve its operating performance.

Income tax expense as a percentage of pre-tax income was 45.3% compared to 15.9% for the same period last year, primarily due to the recognition of tax benefits from impairment charges over the course of the year in relation to pre-tax income as opposed to the periods in which the impairment charges were incurred.

The net effect of this treatment resulted in additional tax expense of $6.5 million in the second quarter of fiscal 2018, which was partially offset by a tax benefit of $2.2 million from the favorable resolution of an uncertain tax position. There were no comparable expenses or benefits in the same period last year.

For the six months ended August 31, 2017, the company has recognized $6.4 million of the expected $19.9 million tax benefit from the impairment charges. The remaining tax benefit of $13.5 million will be recognized in the third and fourth quarters relative to pre-tax income. Please refer to the table entitled Effective Tax Rate and Adjusted Effective Tax Rate in the accompanying schedules to the press release for a bridge between our reported effective tax rate and the adjusted tax rate, excluding the impact of asset impairment charges and the Toys “R” Us bankruptcy charge.

GAAP net income was $8.9 million, or $0.33 per diluted share, which includes after tax non-cash asset impairment charges of $24.6 million or $0.90 per share and the charge related to the bankruptcy of Toys “R” Us of $3.4 million or $0.12 per share with no comparable charges for the same period last year. This compares to GAAP net income of $28.4 million or $1 per diluted share in the same period last year. Non-GAAP adjusted income increased to $45.2 million, or $1.65 per diluted share, compared to $37 million, or $1.31 per diluted share, primarily reflecting the impact of higher adjusted operating income across all segments except for Nutritional Supplements, a lower adjusted effective tax rate and lower weighted average diluted shares outstanding year-over-year.

Now, moving on to our financial position, at August 31, 2017, accounts receivable was $238.4 million, compared to $222.9 million at the same time last year. Receivable days outstanding increased slightly to 55.7 days, compared to 54.8 days in the same period last year. Inventory was $325.6 million, compared to $317.5 million for the same period last year, reflecting caution on the part of retail customers ahead of the uncertain holiday and cold/flu seasons. It also reflects the shift by some retailers away from direct import purchases where they order their inventory in bulk ahead of their seasonal expectations and bear the inventory risk if demand is below expectations. Instead, they make distribution center purchases where their order is based on on-season demand and adjust based on the success of the season. Although our inventory is higher than the same time last year, we would rather be in a position to fulfill our customers’ demand than risk being out of stock during the peak selling season. 12-month trailing inventory turnover improved to 2.8 times compared to 2.7 times in the prior year period.

Total short and long-term debt decreased $104.3 million to $444.3 million, compared to $548.6 million at the end of the second quarter last year. We ended the second quarter with a leverage ratio of 1.9 times compared to 2.4 times at the end of the second quarter of fiscal 2017.

Now I’d like turn to our outlook, please note that we have provided reconciliation of fiscal year 2018 projected GAAP diluted EPS to non-GAAP adjusted diluted EPS in our earnings release issued this morning. For fiscal 2018, we are revising the high end of our full year net sales revenue expectations and maintaining our full year adjusted EPS outlook. We now expect consolidated net sales revenue in the range of $1.56 billion to $1.585 billion, which implies consolidated sales growth of 1.5% to 3.1%. Our net sales outlook includes the assumption that the severity of the cough/cold/flu season will be in line with historical averages.

Our net sales outlook reflects the expectation that solid growth achieved in the first half of fiscal 2018 for both OXO and Hydro Flask will moderate in the second half of the fiscal year due to weakness at brick-and-mortar retail, slowing growth in the Outdoor sector and a difficult comparison from new product introductions and distribution gains in the same period last year. The outlook also reflects the expectation that the second half of the fiscal year for Beauty will be below the year-to-date run rate due to challenging conditions in its markets but still within our guidance for the full fiscal year. We also now expect a net sales decline from Nutritional Supplements in the mid-single digits.

We thought it appropriate to give some commentary on potential impact from recent natural disasters. The business effects of recent natural disasters are unclear. The global supply/demand impacts on our business are unknown at this point and it’s rather difficult to determine recovery timing or whether there could be material supply disruption or cost effects. However, we are keeping a watchful eye and taking steps to mitigate and where possible avoid business impacts of this new uncertainty in a rapidly changing environment.

We now expect consolidated GAAP diluted EPS of $4.01 to $4.34, and we are reiterating our adjusted diluted EPS outlook in the range of $6.50 to $6.90, which excludes after tax asset impairment charges, the Toys “R” Us bankruptcy charge, share-based compensation expense and intangible asset amortization expense. Our diluted EPS outlook assumes that September 2017 foreign currency exchange rates remain constant for the remainder of the fiscal year.

We continue to expect to make incremental growth investments in promotion, marketing, advertising, new products and new channel development primarily behind our leadership brands in the second half of the year. This incremental investment is now expected to be in the range of $0.40 to $0.50 per share on a full-year basis and is included in our outlook. The decline in incremental investment reflects a mix of spending discipline that will be a cost savings for the year, greater effectiveness from our chosen investments or, in other words, we were able to do more with less, and the shift in timing that we expect to push some spending into fiscal year 2019. Although we made incremental year-over-year growth investments behind our leadership brands in the first half of the year, approximately $3 million of planned investments shifted out of the first half of the year and into the second half of the year.

With respect to the timing of expected benefits from Project Refuel, we expect that a very low percentage of the savings will be realized in fiscal 2018 based on the planned implementation of restructuring and realignment activities. Our diluted EPS outlook is based on an estimated weighted average diluted shares outstanding of 27.4 million. We now expect a reported effective tax rate range of minus 4.6% to minus 2.6%, and an adjusted effective tax rate range of 9.2% to 11.2%, which compares to our prior outlook of 10% to 12% for the remainder of the year. The adjusted effective tax rate range for the remainder of the year excludes the impact of the asset impairment charges on tax expense.

The likelihood and potential impact of any fiscal 2018 acquisitions and divestitures, future asset impairment charges, future foreign currency fluctuations or further share repurchases are unknown and cannot be reasonably estimated, therefore they are not included in the company’s sales and earnings outlook.

And now I’d like to turn it back to the operator for questions.

QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions] We’ll take our first question from Bob Labick with CJS Securities. Please go ahead.

<Q – Lee Jagoda – CJS Securities, Inc.>: Hi. This is actually Lee Jagoda for Bob. Good afternoon.

<A – Julien Mininberg – Helen of Troy Limited>: Hey.

<A – Brian Grass – Helen of Troy Ltd.>: Hey, Lee.

<A – Julien Mininberg – Helen of Troy Limited>: Hi, Lee.

<Q – Lee Jagoda – CJS Securities, Inc.>: So, starting with Housewares and looking at the roughly 300 basis point change in the growth guidance, can you talk about how much of the revision was Hydro Flask versus OXO? And then just a follow-up on that, maybe discuss some of the factors impacting the Outdoor segment in particular?

<A – Julien Mininberg – Helen of Troy Limited>: Sure. I’ll give it a start and Brian may have some comment. In general, within our segments, we don’t break out the difference between the different brands, but you can tell from OXO’s historical growth rate that it’s more or less on track. And yet we are seeing some weakness in the back half that we mentioned, actually, for both brands, we expect them to slow down just a little bit at those moderation comments. And on Hydro Flask, well, I know you’re looking for a specific number on, so what is the back half and the total growth rate? Now that we’re in the core and it’s anniversaried from the base and it’s in one of our segments, we don’t break it out specifically as a brand.

Reflecting back on the comments that we made though despite the moderation that we are seeing in the growth of Hydro Flask, it’s still growing handsomely, and that’s after three consecutive doubles in the prior three years. So to see some moderation off of a base that high, it frankly makes some sense and it has been fairly widely publicized that there is some contraction, in general, in the category. But as measured by datasets like Sports Scan, it does not capture the majority of Hydro Flask’s channels and outlets. And given the list that we put international, Natural Foods, et cetera, Hydro Flask is growing in almost all of those and in some of them very high rates.

So I’m sorry not to give you the exact number that you’re looking for, but all that together gets you the 300 basis points adjustment. And then even so, that the whole sector or segment of the company will grow 8% to 10% for the fiscal year even though that’s down from the guidance that we originally gave back in April.

<Q – Lee Jagoda – CJS Securities, Inc.>: Great. And then just one more for me. Shifting to Beauty, it’s great that you’re showing some stability for the second straight quarter. Was there anything in this quarter that was extraordinary? And can you give us some more detail around why we should expect to see that acceleration of declines in the back half versus the first half of the year?

<A – Julien Mininberg – Helen of Troy Limited>: Yeah. It’s a great question. So extraordinary, I would not say, but I would say that the product of about two years’ worth of very hard work, almost three now by the Beauty group is continuing to show progress in bits and pieces especially in appliances where frankly we’re growing, we’re growing in retail, we’re growing in professional, and while we’re declining in personal care, a lot of terrific work has been done in the personal care group to mitigate the decline as well as to improve margins even as we have to make cutbacks on the personal care side.

And in terms of extraordinary items, that the growth in online is meaningful. It’s meaningful in the company. It’s meaningful in the Beauty segment. And it’s impressive, frankly, in appliances and it’s also in retail and in professional. If you take the biggest customers that we have for retail and professional and look specifically at the online growth, you’ll see big numbers there and much bigger than the past and growth rates that are helpful. So, that one is a bit extraordinary in a positive way.

The new items are also getting significant traction year-over-year and also in particular, and you can see it in looking at the online reviews for them, things like the Revlon 360 dryer, the new best-in-class straightening irons where, historically, Helen of Troy has not been a strong player in straightening irons and, yet, here we are with products that are getting excellent reviews. If you look online, you’ll see things like “best I’ve ever seen”, “wouldn’t trade it for anything else”, “you’ll have to pry it out of my hands”, those kinds of comments are coming in from consumers. And that was our goal, was to beat the market, so to speak, in an area beyond dryers or curling irons, which is our historical strength.

And lastly, in the back half weakness that we anticipate, the appliance category itself is still not growing even as we ourselves are growing share within the category. And you’re seeing it that’s now for multiple quarters in a row. We cited those outside market measurement numbers. Things like natural hairstyles, hair drying, longer replacement cycles for appliances, these are impacting the rates of replacement in appliances. So, it’s important for us to give consumers something new and different that makes them want to go out and buy a new product or replace their old one.

Retail uncertainty, it sounds very cliché, I’m sure you hear it on far too many of these calls and too many copies of The Wall Street Journal, but it is real. And we do see some of that in the back half. And we’re just not sure how that’s going to play out. So there’s little caution here as well. And on personal care, frankly, the decline does continue and we don’t expect that to abate. It’s one of the reasons for the Project Refuel that you heard about earlier. So, there’s a rightsizing there, not just on the personnel side or this kind of staffing things, but also on how we allocate our resources between consumer and trade and other things. Hard to get into too much detail here for competitive purposes.

And then in terms of online, as I mentioned, while we’re doing well. It’s still only about 15% for us. And it’s roughly true in the sales in the retail environment, in general, call it 85/15 between retail and online depending on the category. So, it’s not yet big enough to overcome all those brick-and-mortar pressures just from a mathematical standpoint. So, that all together is what – it has us being a bit cautious coming into the back half. But importantly, the total of all of that will not be a variance from our guidance for the total fiscal year in Beauty.

<Q – Lee Jagoda – CJS Securities, Inc.>: Perfect. Thank you very much.

<A – Julien Mininberg – Helen of Troy Limited>: You bet. And thanks a lot, Lee.

Operator:  Thank you. We’ll now take our next question from Jason Gere with KeyBanc Capital Markets.

<Q – Jason Gere – KeyBanc Capital Markets, Inc.>: Hey, good afternoon, guys. Just a couple of questions. I guess, I need to clarify something. So, I know at the beginning of the year, you were talking about the $28 million of incremental investment that was $0.90. You’re talking now about this $0.40 to $0.50 of incremental. So I’m just trying to make sure I get this right. It’s $1.30 to $1.40 of incremental spending this year and kind of on the SG&A side, was it $0.90 and then there is just more of a shift? Can you just first clarify that? And then I’ll go to my follow-up question with it.

<A – Brian Grass – Helen of Troy Limited>: Yeah. It was originally $0.90, which – if you do the math on the share, doesn’t equal $28 million. And that’s because one number is pre-tax and one number is after tax. So, the $28 million is pre-tax and the $0.90 is after tax and that was our original expectation. We are now lowering that down to a range of $0.40 to $0.50 of earnings per share, which is equivalent to $14 million to $16 million on a pre-tax basis.

<Q – Jason Gere – KeyBanc Capital Markets, Inc.>: Okay. Okay. So to get it right, it was originally $28 million of pre-tax and now it’s only $14 million to $15 million, I mean, sorry $14 million to $16 million.

<A – Brian Grass – Helen of Troy Limited>: Correct.

<Q – Jason Gere – KeyBanc Capital Markets, Inc.>: Okay. Yeah. Because when you said...

<A – Brian Grass – Helen of Troy Limited>: I want to make sure you understand that’s incremental spend year-over-year, I mean, the total spend is well over $100 million in this area. That’s just the incremental year-over-year spend.

<Q – Jason Gere – KeyBanc Capital Markets, Inc.>: Absolutely. But from the beginning of the year the incremental was supposed to be $28 million and now it’s only going to be $14 million to $16 million?

<A – Brian Grass – Helen of Troy Limited>: Correct.

<A – Julien Mininberg – Helen of Troy Limited>: Yes. And importantly...

<Q – Jason Gere – KeyBanc Capital Markets, Inc.>: Okay.

<A – Julien Mininberg – Helen of Troy Limited>: ... importantly, Jason, on that one as Brian mentioned in his comments we’ve seen some increased efficiency from some of the incremental spending that we did in the first half and that allowed us to just spend a bit less in the first half. And you’ve seen us beat the expectations for earnings in both of the first half quarters. And this was one of the drivers along with the other ones that were mentioned on the call. Better revenue in some cases, tax benefits and these kinds of things. And the point is, we’re getting good bang for our buck or more with less, I think, that’s how Brian put it.

Further, we’ve shifted some of the money from the first half to the back half and that’s important. That’s going to support our leadership brands in the back half when a lot of our peak season demand falls. And we’ll be careful from a prudent or disciplined standpoint to monitor very carefully in the back half as well especially as seasonal demand, for example, cold and flu plays out as it depends which market and when you spend your money. It’s even possible that some of that could spill into early fiscal 2019, for example, if the cold and flu season happens to fall late. Remember that, that season often runs through March or April, but our fiscal year always ends at the end of February, as an example of why that’s possible. So, you see some money shifting. It’s importantly not $1.35, but a reduction from the $28 million GAAP lower numbers.

<Q – Jason Gere – KeyBanc Capital Markets, Inc.>: Okay. Yeah. The wording was a little confusing. But with that point, I guess, what was the spend of that $28 million in the first half of the year? Did you say that? And I apologize, if I missed it.

<A – Brian Grass – Helen of Troy Limited>: No. The $28 million was our original guidance for the full fiscal year.

<Q – Jason Gere – KeyBanc Capital Markets, Inc.>: Yeah. Right. And then – but what did you do in the first half of the year? I mean – so, I know it’s $14 million to $16 million...

<A – Brian Grass – Helen of Troy Limited>: No. We spent an incremental $6 million in the first half of the fiscal year and we shifted...

<Q – Jason Gere – KeyBanc Capital Markets, Inc.>: Right.

<A – Brian Grass – Helen of Troy Limited>: ...$3 million into the second half of the fiscal year.

<Q – Jason Gere – KeyBanc Capital Markets, Inc.>: Okay. No, no, no. That’s good. And then, I guess, the question is that’s more on the e-commerce. Do you feel that you’ve – and I know you’re at 15% of sales is e-commerce right now. I got to think that Healthy Directions is probably half of that, so the rest of it, you guys seem to be – maybe a little bit more or less in line with other HPC companies in terms of what percent is online. Do you feel that you still need more investment in some of the e-commerce capabilities out there just as the category shifts and we’ve seen it in – with a lot of the numbers right now?

<A – Julien Mininberg – Helen of Troy Limited>: Yeah. So a couple of things, first one, in terms of doing more, we do always feel that we need to do more, but I want to make an important clarification on Nutritional Supplements. Virtually none of the 15% includes Healthy Directions and that’s because Healthy Directions is primarily driven by direct mail. So direct mail, we don’t consider to be e-commerce even if the consumer ultimately buys off of a website when they buy from us.

We do have some e-commerce related sales, for example, to Amazon that we do sell from Healthy Directions and that is growing, but it’s a single digit million dollar number, in fact mid-single digit kind of number. So it’s not a huge one and it’s not a big driver for the 15%. In fact, if you took it out completely, the number would barely change, the 15% for the total company.

And in terms of relative to our competition, at least based on what we’ve seen from those that disclose it, we’ve seen none of our competitors into the double digits at all and most of them are in the mid or even low-single digits. So, I’m not sure if we’re benchmarking ourselves correctly, but it’s our assessment that we’re somewhere between two and three times the average of other companies in our space with the exclusion of Healthy Directions not counted in it at all.

And in terms of your point about getting more, we strongly concur, frankly, and you’d be amazed how much is happening in the company in this area. There’s a bit of a digital revolution going on in the company. And there’s quite a lot of shifting of our spending. In fact, one of the reasons we were able to do more with less in the first half is that we were shifting some money out of some traditional vehicles into more efficient digital ones, for example, Amazon A+ pages, videos that we are able to produce at a lower cost to put on major websites of dotcom players like ulta.com, amazon.com, walmart.com, target.com, et cetera. And these, frankly, are more efficient spends for us and are getting us some pretty significant results. So, yes, we can do more, but you’d be amazed how much we are doing and the efficiency that we’re getting from it, that’s why we’re already nicely into the double digits.

<Q – Jason Gere – KeyBanc Capital Markets, Inc.>: Okay. And then – yeah, I guess, the question I was going to ask was with that, and you’re right, my math was off, because I thought that Healthy Directions would have been part of the e-commerce. So, yeah, 15% is definitely higher...

<A – Julien Mininberg – Helen of Troy Limited>: Yeah. Just to be clear, it is included in Healthy Directions. But it’s a couple of million no more.

<Q – Jason Gere – KeyBanc Capital Markets, Inc.>: Okay. No, no, that’s fair. But I guess the question is, is that with that incremental spending that you’re doing this year, this $14 million to $16 million, I know the number came down. But with the sales outlook, still very good obviously for HPC but a little bit more modest, why not take some of that incremental spending, if you’re getting some good early results, and find other things that you could get a good ROI to keep the sales momentum going, especially in some of the businesses like Housewares and Home & Health? I’m just kind of curious why not actually even spend more just to get a better return for the sales with the revised guidance?

<A – Julien Mininberg – Helen of Troy Limited>: It’s a great question. We are doing that and we are taking a look opportunistically of which ones we can make that kind of bet. We’re also very sensitive to the return that we’re going to get on that. So, while it is more efficient, it sometimes doesn’t pay to oversaturate a vehicle and you get kind of that Pareto, you’ll pass the point of diminishing returns.

There are times – and you’ve actually seen us do this in the past – when we will spot one of those opportunities and we’ll go for it. I bet you remember, last year in Q4, we may have surprised people by saying, hey, we’re going to put another $5 million or so into the market, even though it won’t deliver a result in fiscal 2017, because we saw these kinds of opportunities in PUR and in OXO, and we spent into them in Q4 helping to set ourselves up for this fiscal year.

And we knew that we were going to put more emphasis on the leadership brands. Those are two of our leadership brands, OXO and PUR, and they were beautiful digital opportunities. They had very attractive ROIs and we went for it. So, we may yet do that towards the end of the fiscal year, and yet here we are importantly reaffirming our guidance, make sure that we meet it, and secondly, careful with how we spend the money, so we don’t oversaturate and get ahead of ourselves.

<Q – Jason Gere – KeyBanc Capital Markets, Inc.>: Okay, perfect. I’ll pass on to the next caller. Thank you.

<A – Julien Mininberg – Helen of Troy Limited>: Thank you.

Operator:  Thank you. We’ll now take our next question from Chris Carey with Bank of America Merrill Lynch. Please go ahead, sir.

<Q – Chris Carey – Bank of America Merrill Lynch>: Hi, everyone. Thanks for the question. So, I just wanted to follow up on that, and then I have a follow-up. I know we’re a bit away from fiscal 2019, and obviously, you haven’t started planning there, because you’re focused on the current fiscal year as you should be. But if you did shift some of that spending into fiscal 2019, as you said, can you talk to what kind of spending has shifted? For example, I know you have some innovation coming. So, has spending behind that innovation shifted into fiscal 2019, or was it demand-building initiatives? And I guess how do you think that sets you up over the next 12 months here? And really what I’m getting at is just the confidence level in sustaining the sales, given we’ve been hearing from a number of companies about it is tougher out there and just kind of like sustaining the momentum without some of the brand support behind it. So, thanks for that.

<A – Julien Mininberg – Helen of Troy Limited>: Yeah, terrific. And first of all, Chris, welcome. First time on one of these calls with us, and we’re very pleased to have BAML join the coverage group. So, thank you and welcome.

<Q – Chris Carey – Bank of America Merrill Lynch>: Yeah. Thanks.

<A – Julien Mininberg – Helen of Troy Limited>: In the case of your question, when we – I want to break it up between the brand support and the innovation or the product support, because they’re on two different timing cycles. So, on product support, in general, what we invest in, in one fiscal year launches either at the end of that year or in the year after. There are some long-term R&D projects that are multi-years, especially in healthcare, where there’s clinical trials or some native R&D work that requires proving out major new technologies and sensors, this kind of thing or software. These things take longer.

So, when we see those kinds of projects that have attractive net present value, which is one of the measures that we use, strong ability to differentiate one of our leadership brands or carve out a major competitive position, open a new category, we’re not shy to spend on those. And there’s several of those going on in the company today that we think are very attractive on some of the biggest brands that we have. So, those kinds of things we’ll double down on as the projects demand it or as the opportunity justifies from a financial and marketplace standpoint. And they almost never launch in the year that we do. So, we’ll feed those as they need it and sometimes opportunistically when we can put more money against them and move them faster.

In the case of the brand support, it depends a bit on what activity is necessary. I’ll use PUR as an example since it’s the one I raised and also OXO since I’ve raised that one as well, and they were important and different. In the case of PUR, PUR was benefiting from a new advertising campaign that we launched in October of fiscal 2017 that importantly called out substances or contaminants in the water around lead and some others that we knew from consumer testing and marketplace reaction was getting a strong traction in the marketplace. And yet we didn’t have enough media weight behind it to get all the benefit that we could in the short term.

As more and more news articles came out about concerns on lead and water quality in general, we watched top-of-mind awareness of those kinds of issues grow strongly in the consumer marketplace, and we also knew our advertising was a winner. And for this reason, we put more money into it at the end of Q4 rather than lightening up, which was our original media plan. We also saw some digital opportunities on PUR that we could do on very short timing, and we had a new product, the faucet mount that we launched at the end of last year that needed some additional support and we were able to put it.

In the case of OXO, there was an opportunity and it still is actually to considerably amp up our digital presence. It’s amazing what’s happened over the last year, and we’re doing more and more of it now on Hydro Flask and in other places in the company. So, these are the kinds of things that we spend on and adjust to the point that you and Jason are both asking about. And as we look at fiscal 2019, there is no plan at this moment to overspend our expectations at the end of this year.

We’re just nimble enough and small enough to be able to adjust, and as we see seasonal things like the cold and flu or others move, we spend into them when we see opportunity just out of agility frankly and knowing which products are working, which markets are hot, et cetera. For example, you heard us mention China online for thermometers in the call, and that’s a place where we’ve seen strength for a while now, so we’re feeding it. And there’s other launches and projects in the company that are demanding of marketing support and where we see a good opportunity, we’ll pounce and do it on fairly short timing. Even if it busts a budget somewhere, we’ll make it up someplace else.

<Q – Chris Carey – Bank of America Merrill Lynch>: Got it. Thank you for that. Just one follow-up there, and then I have another question. But did you say, relative to the $0.90, what was taken out of the $0.90 versus just what was shifted into next year? Does that make sense?

<A – Julien Mininberg – Helen of Troy Limited>: Yeah.

<A – Brian Grass – Helen of Troy Limited>: What do you mean taken out? We’re...

<Q – Chris Carey – Bank of America Merrill Lynch>: Well, yeah, I suppose how much of the $0.90 is going to continue, just not this year?

<A – Brian Grass – Helen of Troy Limited>: Yeah, hard to say. I would say it’s probably somewhere between $3 million and $5 million that we could see shifting into fiscal year 2019, and then...

<Q – Chris Carey – Bank of America Merrill Lynch>: Okay.

<A – Brian Grass – Helen of Troy Limited>: I tried to bucket the other components of what we’re doing. We’re getting more efficient with our spend, and then some of it is just the savings, which I think you’re trying to refer to.

<Q – Chris Carey – Bank of America Merrill Lynch>: Yeah. Okay. Got it. And then – so, as mentioned, just the outlook for Housewares came down a little bit. And then, you did mention slowing kind of brick-and-mortar and Outdoor and the tough comps, which we’ve known about. But when you think about some of the dynamics there, are you seeing kind of like pricing pressure or is it like a competitive pressure? And we’ve seen those across the entire space. A lot of companies have been talking about those. Is it a foot traffic issue? So, I wonder if you could just provide some context around the sorts of dynamics that you’re seeing relative to your expectations a few months ago.

<A – Julien Mininberg – Helen of Troy Limited>: Yeah, absolutely. And as we mentioned in the call, we are seeing some moderation in demand in the water bottle space, even as we broaden into new spaces like the soft coolers that were mentioned as a new item. That’s new in this public call, first time we talk about it, the ones that were winning awards, et cetera. And that’s new as we broaden the Hydro Flask brand.

In water bottles or the hydration space, while we are seeing some moderation, we’re still seeing growth. And if you measure all that through the comp lensthat Lee was asking as well, meaning how much of it is Hydro Flask, how much is OXO and how does it weigh in, rather than break it up specifically, the answer is we did have to take down the total guidance for the year. So, that’s the degree of the moderation across Housewares in total for the two brands.

And then, in terms of the competitive activity, there’s plenty of it. And you yourself have called that out, and you’re correct, there is a lot of promotional activity. There is some price discounting, and there’s a fair amount of inventory that is now selling through to consumers, but at a slower rate against that moderated demand after the period of time when the trade was buying all they could in a scarcity environment, where there wasn’t enough supply to satisfy all the demand.

As that now, call it, rebalances, there is some moderation in our sales, but nonetheless growth all through that period. And we find that impressive after the three years of tripling that the brand can not only continue to grow, but frankly also importantly continue to pick up share. And picking up share in a market that is moderating means that you’re not only winning, but you’re winning disproportionately to your competitors, and that’s critical.

And then, the point about the channels, for example, referring to the  Sports Scan data, that 25% or so, there is a lot of channels that we’ve mentioned on the call where Hydro Flask is growing, but are not in those databases. And it’s important for the market to understand that Hydro Flask growth is not just coming from those sports retailers. And as you look at some of the sport retailers, it’s not news that there’s been a number of bankruptcies in that space in the last year.

Some of that demand might shift to other retailers, some of it might shift online. So, I guess we get some of it back in that regard. And that said, there’s just fewer doors to ship to. There’s fewer stores to be on the shelf for from a total inventory and sales standpoint. And then, competitors are competing for those spaces. So, only the big guys are going to have the muscle to survive in that environment, and we’re clearly one of them. Otherwise, we wouldn’t be picking up share and we wouldn’t be growing.

<Q – Chris Carey – Bank of America Merrill Lynch>: Yeah. Okay, thanks very much for that. I’ll pass it on.

<A – Brian Grass – Helen of Troy Limited>: You bet, Chris.

<A – Julien Mininberg – Helen of Troy Limited>: Yeah, thanks. Again, welcome.

Operator:  Thank you. We’ll now take our next question from Frank Camma with Sidoti.

<Q – Frank Camma – Sidoti & Co. LLC>: Good afternoon, guys.

<A – Brian Grass – Helen of Troy Limited>: Hey, Frank.

<A – Julien Mininberg – Helen of Troy Limited>: Hey, Frank.

<Q – Frank Camma – Sidoti & Co. LLC>: Hey, could you just talk – you called out in the press release and on the call the gross margin, which looks pretty good. But can you just give us sort of some color on the second half here? There’s some puts and takes there, because traditionally you have a worse product mix in the second half, I think, right, as the seasonality of maybe the healthcare grows. Can you talk about that and what you’re thinking there, given like the more emphasis on the leadership brands which have a higher margin?

<A – Julien Mininberg – Helen of Troy Limited>: Yeah. Let me just – hi, Frank. Let me just make sure I understand before we answer here. Are you saying that while the gross margin which – I hear you say it looks pretty good. I won’t judge it. Your number is what it is. And it did go up a little bit, by the way, 0.1 percentage point during the quarter. You’re saying that the gross margin is going to experience some pressure in the back half, how are you saying that?

<Q – Frank Camma – Sidoti & Co. LLC>: Well – yeah, I’m trying to understand like the seasonality factor in the second half, given that some of those products traditionally...

<A – Julien Mininberg – Helen of Troy Limited>: Yeah.

<Q – Frank Camma – Sidoti & Co. LLC>: Don’t you have a little bit of pressure there like from a gross margin standpoint?

<A – Julien Mininberg – Helen of Troy Limited>: Yeah. Now, I understand. Okay. So, let’s look broadly and then by sector – by segment.

<Q – Frank Camma – Sidoti & Co. LLC>: Yeah.

<A – Julien Mininberg – Helen of Troy Limited>: Broadly, a number of the leadership brands – these are the biggest ones in the company – have their biggest season in the back half. So, take for example Vicks humidifiers, Braun thermometers as two examples in the cold and flu area that are higher margin products for us that do the bulk of their sales in the back half. So, that’s kind of – put that in the good guy column.

Similarly, Hydro Flask, which has a higher gross margin for us and is a growth property for us, although at a lower rate given the conversation that we just had with Chris and on the subject of the hydration category, that is still growing nicely in fact and yet has seasonality. And the calendar Q4 or the holiday period is the bigger of the four quarters for Hydro Flask. So, these are also good guys, mix sweeteners.

On the bad guy column, looking at the leadership brands, OXO and other parts of the leadership brand portfolio, while they have a lot of strength, will have a little bit of moderation in the second half, and that will balance the other way, and in total, you’ll get a gross margin outcome for the back half. I don’t know if Brian has an opinion about the relative weights of the first half versus the back half for gross margin.

<A – Brian Grass – Helen of Troy Limited>: Yeah. I would say that the total weight of Housewares in the back half maybe slightly lower in the back half than originally expected, which would cause the margins to be – the gross profit margin to be down, as well as the Nutritional – the change in the outlook for Nutritional Supplements, they have a very high gross profit margin. So, that would also weigh on the gross profit margin in the second half. And then finally, I would say that we are starting to see cost of goods sold pressure from a lot of our manufacturing sources due to both currency impact and commodity impact. Of course, we’re trying to offset that as best as we can, but we are seeing pressure there.

<Q – Frank Camma – Sidoti & Co. LLC>: What are the biggest – on that supply chain issue that you just mentioned, what are some of the biggest commodity pressures there? I understand the FX, but what are some of the biggest drivers?

<A – Julien Mininberg – Helen of Troy Limited>: All the usual suspects. For example, with oil prices – well, they’re up and down, but up a bit versus year ago, the oil related ones,  think resins, plastics. In the case of copper, you see copper on the rise. That’s a big one. We make a lot of stuff with motors in it; think fans, heaters, air purifiers, hair dryers, things like this that have copper windings in motors and they use copper wire, and copper is on the rise. And then, it gets compounded by foreign exchange. So, the Chinese yuan or the RMB has strengthened versus the U.S. dollar, and that makes it hard to negotiate away some of those commodity based increases.

And even with our brands, which tend to be market leaders in that leadership brand portfolio, we’ll have more scale than most and maybe even a little more pricing power in the marketplace than most. It’s hard to negotiate all that away either with the suppliers or with our customers, given all the pressures on the subject of price or promotional spending at retail. And then, of course, we’ll work hard on the subject of offsetting as much of it as possible on productivity improvements.

And you often hear me talk about the power of shared services, attacking waste and squeezing out extra cost by leveraging our scale, et cetera. All those initiatives, several examples of which we gave on the call today that are frankly worth millions to us and helping us beat the expectations for earnings in the marketplace. These things are being used to try to offset that. That said, there’s some bad guys out there. For example, you know that the truck monitoring devices that are being mandated from a regulatory standpoint – I’m talking about the driver. I think they’re electronic logging, these types of things, that’s nothing to do with us. This is across the entire industry.

These things are being implemented and they just create cost pressures, fewer drivers, fewer hours driven, this kind of thing. And these are the kinds of things that can drive up our cost of goods or our transportation cost. So, it’s so important to us to have those huge corporate initiatives on the subject of productivity improvements. It’s important to us to find ways to reduce our cost, increase our efficiency, so things like the Refuel restructuring project that we announce today, and importantly, to work with our suppliers and use the power of our brands to get our cost of goods where it should be and our pricing where it should be.

<Q – Frank Camma – Sidoti & Co. LLC>: Okay. Last question for me is Toys “R” Us, is that 100% of your AR balance prepetition? So, did you write down to zero?

<A – Brian Grass – Helen of Troy Limited>: Yes, that’s correct and also accounted for estimated liabilities that could occur through the bankruptcy.

<Q – Frank Camma – Sidoti & Co. LLC>: Okay, great. Thanks, guys.

<A – Julien Mininberg – Helen of Troy Limited>: Yeah. You bet. Nice to hear from you, Frank.

Operator:  Thank you. We’ll now take our final question from Steve Marotta with C.L. King & Associates. Please go ahead.

<Q – Steve Marotta – C.L. King & Associates, Inc.>: Good evening, everybody. I just have one quick question. Most of my questions were asked and answered. Inventory was up relatively in line with the sales growth. Are there any issues underlying from an aged inventory standpoint? And just as a follow-up to that, as sales growth is expected to moderate a bit in the second half, are there inventory plans in line for that moderation or can we see inventory grow maybe a little bit quicker than sales in the back half? Thanks.

<A – Brian Grass – Helen of Troy Limited>: No, good question. We have no issues or concerns with our inventory. I would say that we are slightly higher than we would like to be, and that’s just because we have a initiative within the company where we’re trying to improve turns throughout all our businesses and we are slightly higher. You said in line with sales, I appreciate that. But I would say that from our target, we are higher than we want to be, but have no concerns about the quality of inventory either now or expect in the future even with slightly lower expected sales.

<A – Julien Mininberg – Helen of Troy Limited>: Yeah. And remember our sales were a bit back half weighted, so it’s natural at this point. It depends on seasonality. If there’s a big cold and flu season, the inventory comes down fast – faster than if there is a slower one. Brian mentioned on the call that we took on some inventory in our warehouses to manage seasonal demand. It’s often true that – or historically true that our biggest retailers will take some of that inventory on themselves earlier in the year through direct import orders out of our Asia factory base, and that inventory will be in their shop rather than ours. It just happens to be that this year, more of it’s in our shop and they’ll order on a to-demand basis or order to demand and it’s very important for us not to be out of stock.

Imagine for a moment a family with a sick child needs a humidifier or a thermometer as an example, you’re probably not going to wait two days even for it to come from a Amazon Prime kind of situation. You might and people do that by the way, and we’re very happy to support it on the one hand. On the other hand, you need it now and now means like go out and get one, and that’s important – very important not to be out of stock. And in a corner drugstore, there’s so little holding – shelf holding space in those places that we want to be nimble. So, we’ll take on a little bit more inventory in anticipation of that demand.

And I also want to say, Steve, welcome as well to you. We’re thrilled to have C.L. King and you also join the Helen of Troy analyst group. And between you and BAML and our other longtime and very capable analysts, we’re thrilled to see more coverage for Helen of Troy. Helen of Troy is generally under-followed. We continue to believe there’s a lot of value and upside here. We’re very pleased that most of you have seen that too, and we’re eager to help your client-base learn about it, and frankly, deliver results for them, so that we can earn a positive progress with shareholders. So, thank you and welcome.

<Q – Steve Marotta – C.L. King & Associates, Inc.>: Very kind. Thank you.

Operator:  Thank you. And that does conclude the question-and-answer session for today’s conference. I’d like to turn the conference back over to Mr. Mininberg for closing remarks.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Limited

Great. Well, thanks. We’re thrilled to report to you our Q2 results, and here we are at the halfway point for the year. We’re very pleased with where we are. Plenty of challenges ahead, especially in this environment, but I hope that we’re demonstrating that we find ways to do well even in difficult environments, and we’re proud of that on the one hand. On the other hand, we’re quite humble about all of the pressures that are out there, and we work hard every day to deliver value. So, we look forward to speaking to many of you in the coming weeks and also updating you on our progress when we report our results next in early January. So, thank you very much, and we’ll say good night.

Operator:  Thank you. That does conclude today’s conference. Thank you all for your participation. You may now disconnect.